Exhibit 99.1

REMINDER TO GGP STOCKHOLDERS - SPECIAL

MEETING OF STOCKHOLDERS IS NEXT WEEK

GGP Reiterates Board’s Recommendation for the

Proposed Transaction with BPY

Vote “FOR” Merger Proposal, Charter Proposals and

Bylaws Proposals Necessary to Complete Proposed

Transaction with BPY

Chicago, IL, July 16, 2018 - GGP Inc. (“GGP”) (NYSE: GGP) today reiterated the recommendation of its Board of Directors, following the unanimous recommendation of the Special Committee of GGP’s Board, that GGP’s stockholders vote “FOR” the merger proposal, “FOR” the charter proposals, “FOR” the bylaws proposals and “FOR” the compensation proposal at a special meeting of GGP’s stockholders to be held on July 26, 2018 and also issued the following statement:

•	For the reasons set out in the definitive proxy statement filed with the SEC in connection with the upcoming special meeting, we believe the proposed transaction with Brookfield Property Partners L.P. (“BPY”) creates compelling value for GGP’s stockholders.

•	Consummation of the proposed transaction is not only conditioned on the adoption of the merger agreement (i.e., the merger proposal), but also conditioned on certain of the other proposals to be considered and voted on at the upcoming special meeting, particularly proposals #2 through #7 set forth in the definitive proxy statement, which relate to amendments to the organizational documents of Brookfield Property REIT Inc. (“BPR”), the successor entity to GGP after consummation of the proposed transaction (i.e., collectively, the charter proposals and the bylaws proposals). Although BPY has the right to waive the conditions to the transaction related to the charter proposals and the bylaws proposals, BPY has unequivocally indicated that it will not waive any of them.

•	The amendments contemplated by the charter proposals and the bylaws proposals were extensively negotiated and are critical to the structure of the transaction and, importantly, make it possible for GGP’s stockholders to elect to receive, in lieu of BPY units, class A stock of BPR as part of the consideration to be paid in connection with the transaction. The class A stock is a newly created security to be issued by BPR, a U.S. public REIT, if the transaction is consummated, and each share of class A stock is intended to provide an economic return equivalent to one BPY unit.

•	BPY’s initial proposal to acquire GGP in November 2017 only offered BPY units as equity consideration. The Special Committee of GGP’s Board specifically negotiated for GGP stockholders to have the option to elect to receive class A stock of BPR as equity consideration in order to address potential concerns that certain GGP common stockholders would want to share in any potential upside to the transaction but would prefer to, or were only permitted to, hold securities of a U.S. public REIT as opposed to securities in BPY, a Bermuda law-governed limited partnership, and to enable such stockholders to share in any such potential upside and retain certain limited voting rights. In addition to the commitment of the Special Committee of GGP’s Board to negotiate for the highest per share consideration that it believed could be obtained, including greater aggregate cash consideration and an increased exchange ratio, among other terms, the Special Committee of GGP’s Board was committed to negotiate for the most stockholder-favorable terms that it believed could be obtained with respect to the equity consideration over the course of approximately four months of negotiations.

•

Applicable SEC rules do not permit GGP to bundle the merger proposal, the charter proposals and the bylaws proposals together into one consolidated proposal even though they should be thought of as one and the same proposal given that the charter proposals and bylaws proposals are conditions to and integral parts of the terms of the transaction, which was extensively negotiated. As made clear in the definitive proxy statement and as noted above, the consummation of the transaction with BPY is conditioned on the approval of all such proposals. If the merger proposal receives the requisite vote of GGP stockholders, but the charter proposals and bylaws proposals do not receive the requisite vote, the transaction will not be consummated. Therefore, we urge GGP stockholders who support the merger proposal to vote “FOR” all the proposals.

•	Although we believe that in evaluating the proposals to be considered and voted on at the upcoming special meeting, stockholders of GGP should consider the definitive proxy statement in its entirety, in order to better understand the key differences in the rights associated with the class A stock of BPR and the non-voting BPY units, which we believe to be more relevant than a comparison between the class A stock of BPR and GGP’s current common stock, we recommend stockholders of GGP refer to the section of the definitive proxy statement entitled “Comparison of Rights of Holders of GGP Common Stock, Class A Stock and BPY Units”.

•	Again, if any of the charter proposals or bylaws proposals fails to receive support from two-thirds of the outstanding shares of GGP common stock, the transaction will not be consummated. We reiterate that GGP’s Board, following the unanimous recommendation of the Special Committee of GGP’s Board, recommends that you vote “FOR” the merger proposal, “FOR” the charter proposals, “FOR” the bylaws proposals and “FOR” the compensation proposal.

About GGP Inc.

GGP Inc. is an S&P 500 company focused exclusively on owning, managing, leasing and redeveloping high-quality retail properties throughout the United States. GGP is headquartered in Chicago, Illinois, and publicly traded on the NYSE under the symbol GGP.

About Brookfield Property Partners L.P.

Brookfield Property Partners is one of the world’s largest commercial real estate companies, with approximately $69 billion in total assets. We are leading owners, operators and investors in commercial real estate, with a diversified portfolio of premier office and retail assets, as well as interests in multifamily, triple net lease, industrial, hospitality, self-storage, student housing and manufactured housing assets. Brookfield Property Partners is listed on the NASDAQ and Toronto stock exchanges. Further information is available at bpy.brookfield.com.

Brookfield Property Partners is the flagship listed real estate company of Brookfield Asset Management, a leading global alternative asset manager with over $285 billion in assets under management.

GGP Inc. Contact:

Kevin Berry

EVP Human Resources & Communications

O: (312) 960-5529

M: (708) 308-5999

kevin.berry@ggp.com

Brookfield Contact:

Matthew Cherry

SVP, Investor Relations & Communications

O: (212) 417-7488

M: (917) 209-7343

matthew.cherry@brookfield.com

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction contemplated by the Agreement and Plan of Merger, dated as of March 26, 2018 and as amended on June 25, 2018, among BPY, Goldfinch Merger Sub Corp. and GGP (as may be further amended or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”). This communication may be deemed to be solicitation material in respect of the proposed transaction involving BPY and GGP. In connection with the proposed transaction, BPY filed with the SEC a registration statement on Form F-4 (File No.: 333-224594) that includes a prospectus of BPY (the “BPY prospectus”), and GGP filed with the SEC a registration statement on Form S-4 (File No.: 333-224593) that includes a proxy statement/prospectus of GGP (the “GGP proxy statement/prospectus”). The parties also filed a Rule 13E-3 transaction statement on Schedule 13E-3. The registration statements filed by BPY and GGP were declared effective by the SEC on June 26, 2018 and GGP has mailed the GGP proxy statement/prospectus in definitive form to its stockholders of record as of the close of business on June 22, 2018. Each of BPY and GGP may also file other documents with the SEC regarding the proposed transaction. This communication is not a substitute for the BPY prospectus, the GGP proxy statement/prospectus, the registration statements or any other document which BPY or GGP may file with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE ABOVE-REFERENCED AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT BPY, GGP, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and stockholders may obtain free copies of the above-referenced and other documents filed with the SEC by BPY and GGP, when available, through the SEC’s website at http://www.sec.gov. In addition, investors may obtain free copies of the above-referenced and other documents filed with the SEC by BPY, when available, by contacting BPY Investor Relations at bpy.enquiries@brookfield.com or +1 (855) 212-8243 or at BPY’s website at http://bpy.brookfield.com, and may obtain free copies of the above-referenced and other documents filed with the SEC by GGP, when available, by contacting GGP Investor Relations at (312) 960-5000 or at GGP’s website at http://www.ggp.com.

Non-solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Participants in Solicitation

BPY, GGP and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from GGP stockholders in respect of the proposed transaction that is described in the BPY prospectus and the GGP proxy statement/prospectus. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies from GGP stockholders in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the BPY prospectus and the GGP proxy statement/prospectus. You may also obtain the documents that BPY and GGP file electronically free of charge from the SEC’s website at http://www.sec.gov. Information regarding BPY’s directors and executive officers is contained in BPY’s 2017 Annual Report on Form 20-F filed with the SEC on March 9, 2018. Information regarding GGP’s directors and executive officers is contained in GGP’s 2017 Annual Report on Form 10-K filed with the SEC on February 22, 2018 and its 2018 Annual Proxy Statement on Schedule 14A filed with the SEC on April 27, 2018.

Forward-Looking Statements

This communication contains “forward-looking information” within the meaning of Canadian provincial securities laws and applicable regulations and “forward-looking statements” within the meaning of “safe harbor” provisions of applicable U.S. securities laws, including the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that are predictive in nature or depend upon or refer to future events or conditions, include statements regarding the expected timing, completion and effects of the proposed transaction, our operations, business, financial condition, expected financial results, performance, prospects, opportunities, priorities, targets, goals, ongoing objectives, strategies and outlook, as well as the outlook for North American and international economies for the current fiscal year and subsequent periods, and include words such as “expects,” “anticipates,” “plans,” “believes,” “estimates,” “seeks,” “intends,” “targets,” “projects,” “forecasts,” “likely,” or negative versions thereof and other similar expressions, or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”

Although we believe that our anticipated future results, performance or achievements expressed or implied by the forward-looking statements and information are based upon reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information because they involve known and unknown risks, uncertainties and other factors, many of which are beyond our control, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievement expressed or implied by such forward-looking statements and information.

Factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements include, but are not limited to: the occurrence of any event, change or other circumstance that could affect the proposed transaction on the anticipated terms and timing, including the risk that the proposed transaction may not be consummated; risks related to BPY’s ability to integrate GGP’s business into its own and the ability of the combined company to attain expected benefits therefrom; risks incidental to the ownership and operation of real estate properties including local real estate conditions; the impact or unanticipated impact of general economic, political and market factors in the countries in which we do business; the ability to enter into new leases or renew leases on favorable terms; business competition; dependence on tenants’ financial condition; the use of debt to finance our business; the behavior of financial markets, including fluctuations in interest and foreign exchange rates; uncertainties of real estate development or redevelopment; global equity and capital markets and the availability of equity and debt financing and refinancing within these markets; risks relating to our insurance coverage; the possible impact of international conflicts and other developments including terrorist acts; potential environmental liabilities; changes in tax laws and other tax related risks; dependence on management personnel; illiquidity of investments; the ability to complete and effectively integrate other acquisitions into existing operations and the ability to attain expected benefits therefrom; operational and reputational risks; catastrophic events, such as earthquakes and hurricanes; and other risks and factors detailed from time to time in our documents filed with the securities regulators in Canada and the United States.

We caution that the foregoing list of important factors that may affect future results is not exhaustive. When relying on our forward-looking statements or information, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements or information, whether written or oral, that may be as a result of new information, future events or otherwise.